Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 21, 2012

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kirstie@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com hires Tim Dilworth as SVP, Marketing

Seasoned Coldwater Creek executive brings online and brick and mortar experience to Overstock.com

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced it has hired Timothy Dilworth, a former executive of Coldwater Creek, as the company’s senior vice president of marketing.

The company said Dilworth will be responsible for defining and driving all marketing activities across the Overstock.com organization.

“We are pleased to welcome Tim to the Overstock.com team,” said Patrick Byrne, chairman and CEO of Overstock.com.  “We expect he will make an enormous contribution to our company.”

Dilworth has worked for Coldwater Creek since 2000 in various positions within the company’s marketing group and last held the position of Coldwater Creek’s senior vice president of Marketing.  Previously, Dilworth had served as vice president of marketing and ecommerce and held other positions at Coldwater Creek in marketing analytics.

Dilworth holds a Business and Information Technology degree from Montana Tech of the University of Montana and a Masters of Business Administration from the University of Idaho.

About Overstock.com

Overstock.com is a technology-based retail company offering customers a wide variety of high-quality products, at great value, with superior customer service. The company provides its customers with the opportunity to shop for bargains by offering suppliers an alternative inventory distribution channel.

Headquartered in Salt Lake City, Overstock.com is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co.  Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club OTM, and Club O Rewards DollarsTM and Your Savings EngineTM are trademarks of Overstock.com, Inc.  All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future performance of company marketing efforts. Our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission, identifies important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.